Exhibit 10.1

EXECUTION COPY

AMENDMENT NO. 1

TO THE

TAX MATTERS AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”), dated as of December 16, 2016, to the Tax Matters Agreement (the “TMA”), dated as of March 24, 2015, is between Nabors Industries Ltd., a Bermuda exempted company (“Nabors”) and C&J Energy Services Ltd. (f/k/a Nabors Red Lion Limited), a Bermuda exempted company (“C&J”).

WHEREAS, pursuant to that certain Mediated Settlement Agreement (the “Settlement Agreement”), dated December 12, 2016, by and among the Bankruptcy Estate of CJ Holding Co., et al. (the “Debtors”), the Official Committee of Unsecured Creditors of CJ Holding Co., the Steering Committee of Lenders under the Prepetition Secured Debt Facility and the DIP Facility, and Nabors Corporate Services, Inc. (acting on behalf of itself and as agent for Nabors and its subsidiaries and affiliates, other than the Debtors), the parties have agreed to amend certain terms of the TMA, pursuant to Section 8.10 of the TMA.

NOW, THEREFORE, in consideration of the mutual agreements set forth in the Settlement Agreement and this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Definitions.

The following Definitions are hereby added to Section 1.01 of the TMA:

“Accrued Refunds” means the Refunds set forth on Schedule 4.01(a)(i), which were accrued on the books and records of Red Lion or any of its Subsidiaries as of December 12, 2016.

“Bankruptcy Plan” means the Joint Plan of Reorganization of CJ Holding Co., et al., pursuant to Chapter 11 of the Bankruptcy Code, as amended from time to time, including all supplements, exhibits and other attachments thereto.

“Covered Navy Taxes” shall have the meaning set forth in Section 3.01 of this Agreement.

“Pre-Settlement Refunds” means the Refunds set forth on Schedule 4.01(a)(ii), which were received by Red Lion or any of its Subsidiaries prior to December 13, 2016.

“Red Lion Tax Cap” shall have the meaning set forth in Section 3.01 of this Agreement.

“Reorganized C&J Energy” shall have the meaning assigned to such term in the Bankruptcy Plan.

The definition of “Red Lion” in Section 1.01 of the TMA is hereby amended and restated in its entirety as follows:

“Red Lion” has the meaning set forth in the preamble to this Agreement and shall also include Reorganized C&J Energy as successor to Red Lion.

The definition of “Refund” in Section 1.01 of the TMA is hereby amended and restated in its entirety as follows:

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that for purposes of this Agreement, the amount of any Refund required to be paid to another Party shall be reduced by (i) the net amount of any Income Taxes imposed on, related to, or attributable to, the receipt or accrual of such Refund and (ii) any reasonable third-party out-of-pocket expenses incurred to obtain such Refund; provided, that any contingency fees shall be calculated solely on the amount of the Refund.

2. Indemnification by Nabors. Section 3.01 of the TMA is hereby amended and restated in its entirety as follows:

Indemnification by Navy. Navy shall pay, and shall indemnify and hold Red Lion and each Red Lion Entity harmless from and against, without duplication, (a) all Navy Taxes, (b) all Taxes incurred by Red Lion or any Red Lion Entity by reason of the breach by Navy of any of its representations, warranties or covenants hereunder, and (c) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses). Notwithstanding the foregoing, Navy shall pay 25 percent, and Red Lion shall pay 75 percent, of all Taxes described in clause (a) of the definition of “Navy Taxes” (such Taxes “Covered Navy Taxes”) payable on or after December 12, 2016, until the amount of (i) such Covered Navy Taxes paid by Red Lion, less (ii) Red Lion’s allocable portion of Refunds of Covered Navy Taxes paid by Red Lion pursuant to this Section 3.01, equals $11,500,000 (the “Red Lion Tax Cap”). Navy shall pay 100% of any Navy Taxes not required to be paid by Red Lion pursuant to the previous sentence. All payments required to be paid pursuant to this Section 3.01 shall be paid directly to the relevant Taxing Authority unless previously paid by the other party in which case the party otherwise required to make the payment pursuant to this Section 3.01 shall pay the party that previously paid the Taxing Authority.

3. Indemnification by C&J. Section 3.02 of the TMA is hereby amended and restated in its entirety as follows:

Indemnification by Red Lion. Red Lion shall pay, and shall indemnify and hold Navy and each Navy Entity harmless from and against, without duplication, (a) all Red Lion Taxes, (b) all Taxes incurred by Navy or any Navy Entity by reason of the breach by Red Lion of any of its representations, warranties or covenants hereunder, (c) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses), and (d) the portion of Covered Navy Taxes, not to exceed the Red Lion Tax Cap, payable by Red Lion under Section 3.01. Notwithstanding anything herein to the contrary, in no event shall Red Lion be required to indemnify Navy or any Navy Entity for Taxes imposed as a result of the application of Section 355(d) of the Code to the NIFI Distribution.

4. Refunds. Section 4.01(a) of the TMA is hereby amended and restated in its entirety as follows:

(i) Except as provided in this Section 4.01 or Section 4.02, Navy shall be entitled to all Refunds of Taxes for which Navy is responsible pursuant to Article III, and Red Lion shall be entitled to all Refunds of Taxes for which Red Lion is responsible pursuant to Article III and Refunds that are accrued and reflected in the Working Capital adjustment pursuant to section 2.7 of the Separation Agreement. A Party receiving a Refund to which the other Party is entitled pursuant to this Agreement shall pay the amount to which such other Party is entitled within ten (10) days after the receipt of the Refund. Notwithstanding the foregoing and except as provided in Section 4.02, with respect to any Refund of Covered Navy Taxes that were paid prior to December 12, 2016, Red Lion and its Subsidiaries shall be entitled to 75 percent of such Refund and Navy shall be entitled to 25 percent of such Refund; provided, however, that, except as provided in clause (ii) below, Red Lion and its Subsidiaries shall be entitled to retain 100% of any Pre-Settlement Refunds; and provided, further, that, except for Accrued Refunds (to which, for the avoidance of doubt, Red Lion shall be entitled to 75 percent and Navy shall be entitled to 25 percent), Navy shall be entitled to 100 percent of any Refunds received after Red Lion has paid Covered Navy Taxes equal to the Red Lion Tax Cap, as adjusted by Refunds, other than any Refund of Covered Navy Taxes that were paid on or after December 12, 2016, by both Navy and Red Lion and its Subsidiaries, with any such Refund shared by the parties based on the amount of such Taxes that was paid by each of them.

(ii) On the 14th day following the effective date of the Bankruptcy Plan, Red Lion shall pay or cause to be paid to Navy $300,000 by bank check or wire transfer, which amount shall be treated as on account of Pre-Settlement Refunds.

5. Tax Proceedings.

Section 5.01 of the TMA is hereby re-lettered as Section 5.01(a), and a new Section 5.01(b) is hereby inserted immediately after Section 5.01(a), as follows:

Within ten (10) days after the effective date of the Bankruptcy Plan, Navy shall notify Red Lion of any Tax Proceeding that has commenced that may give rise to Taxes for which Red Lion may be responsible pursuant Section 3.02(d). Thereafter, Navy shall promptly forward or make available to Red Lion copies of notices and communications relating to any such Tax Proceeding. The failure of Navy to notify Red Lion of the commencement of any such Tax Proceeding within such ten (10) day period or promptly forward any further notices or communications shall not relieve Red Lion of any obligation which it may have to Navy under this Agreement except to the extent Red Lion is actually prejudiced by such failure.

Section 5.02(c) of the TMA is hereby amended and restated in its entirety as follows:

Tax Proceedings relating to Single Business Returns. Except as provided in Sections 5.02(a) and 5.03, the Indemnifying Party shall be entitled to contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Single Business Return for which the Indemnifying Party is responsible pursuant to Article III and any such defense shall be made diligently and in good faith; provided, that the Indemnifying Party shall keep the Indemnified Party informed in a timely manner of all actions proposed to be taken by the Indemnifying Party and shall permit the Indemnified Party to participate in all proceedings with respect to such Tax Proceeding. For the avoidance of doubt, with respect to such Tax Proceedings involving Taxes for which Red Lion may be liable under Section 3.02(d), Navy (A) shall keep Red Lion informed in a timely manner of all actions proposed to be taken by Navy with respect to such Tax Proceeding (but limited to the portion of such Tax Proceeding that relates to Taxes for which Red Lion is responsible pursuant to Section 3.02(d)) and (B), shall permit Red Lion to participate, at its own expense, in such Tax Proceeding (but limited to the portion of such Tax Proceeding that relates to Taxes for which Red Lion is responsible pursuant to Section 3.02(d)) and shall not settle any such Tax Proceeding without the prior written consent of Red Lion, which shall not be unreasonably withheld, delayed or conditioned.

6. Restrictions Related to Restructuring. A new Section 6.02(g) is hereby inserted immediately after Section 6.02(f) of the TMA, as follows:

Notwithstanding the restrictions set forth in this Section 6.02, for purposes of this Agreement, none of the actions or transactions contemplated by the Bankruptcy Plan, individually or in the aggregate, shall be considered a Red Lion Disqualifying Action or a Proposed Action (within the meaning of Section 6.02(d)).

7. Effect of Amendment. This Amendment shall not constitute an amendment or waiver of any provision of the TMA not expressly amended and or waived herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated herein. The TMA, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby.

8. Counterparts; Effectiveness. This Amendment may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Amendment, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of a Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party. No Party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a contract and each such Party forever waives any such defense.

9. Other Miscellaneous Terms. The provisions of Article VIII of the TMA shall apply mutatis mutandis to this Amendment, and to the TMA as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

NABORS INDUSTRIES LTD.

By:	/s/ Mark D. Andrews
Name: Mark D. Andrews
Title: Corporate Secretary

C&J ENERGY SERVICES LTD.

By:	/s/ Danielle Hunter
Name: Danielle Hunter
Title: EVP, General Counsel, Chief Risk & Compliance Officer

[Signature Page to Amendment No. 1 to Tax Matters Agreement]